                                                                    EXHIBIT 99.1


                             [WILLIAMS ENERGY LOGO]

--------------------------------------------------------------------------------
MAY 23, 2002
--------------------------------------------------------------------------------

           WILLIAMS ENERGY PARTNERS ANNOUNCES SALE OF 8 MILLION UNITS

TULSA, OKLA. -- Williams Energy Partners L.P. (NYSE:WEG) announced today that it has priced a public offering of 8 million common units representing limited partner interests at $37.15 per unit. The offering is being led by Lehman Brothers and Salomon Smith Barney.

The net proceeds of approximately $283 million will be used to partially repay the short-term financing associated with the acquisition of the Williams Pipe Line system in April 2002.

The Williams Pipe Line system, a 6,700-mile refined petroleum products pipeline with 39 storage and distribution terminals, is expected to generate full-year earnings before interest, taxes, depreciation and amortization of approximately $122 million. In addition, it is expected to generate more than 50 cents of accretive cash flow per unit on an annualized basis to the partnership's unitholders.

"This successful offering represents one of the largest follow-on equity issuances by a publicly traded partnership in many years," said Don Wellendorf, president and chief executive officer. "We believe that our offering's success clearly reflects the attractiveness of our growth prospects." The underwriters have been granted an option to purchase up to an additional 1.2 million common units to cover over-allotments.

About Williams Energy Partners L.P. (NYSE: WEG)

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership is engaged principally in the transportation, storage and distribution of refined petroleum products and ammonia. The general partner of Williams Energy Partners is a unit of Williams, which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's Form 10-K for the year 2001 filed with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

CONTACT INFORMATION:

    Kelly Swan        Williams Media Relations       (918) 573-6932     kelly.swan@williams.com
    Paula Farrell     Williams Investor Relations    (918) 573-9233     paula.farrell@williams.com

HOME    INDEX    SEARCH    CONTACT
---------------------------------------------------------------------------------------------------------------------
copyright-2000, The Williams Companies, Inc. (800)WILLIAMS    Web Design by Williams     *Stock Liability Information